Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Geeknet, Inc.:

We consent to the incorporation by reference in this Registration Statement of Geeknet, Inc. on Form S-8 of our report dated February 25, 2010 with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of Geeknet, Inc. as of and for the year ended December 31, 2009, the five months ended December 31, 2008 and the year ended July 31, 2008 which report is included in the Annual Report on Form 10-K of Geeknet, Inc. for the year ended December 31, 2009.

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/s/ Stonefield Josephson, Inc.

San Francisco, California

April 29, 2011